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                                                                     EXHIBIT 4.1

                            AURORA ELECTRONICS, INC.

                         1997 EMPLOYEE STOCK BONUS PLAN


1. Purpose of the Plan. The Aurora Electronics, Inc. (the "Company") 1997 Employee Stock Bonus Plan (the "Plan") is intended to reward non-officer employees of Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of the Company ("AEG"), for their hard work and dedication to AEG by granting to such employees shares of Company common stock, $.03 par value per share ("Common Stock").

2. Administration of the Plan. The Plan shall be administered by the Company's Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee"). No member of the Committee shall act in any manner relating solely to such person's interests under the Plan. The Committee shall have full power and authority to administer the Plan, interpret the Plan, and determine all terms and conditions upon which Common Stock will be awarded under the Plan.

3. Eligibility. All persons who are non-officer employees of AEG as of March 25, 1997 ("Employees") shall receive a grant of Common Stock under the Plan.

4. Stock Subject to the Plan. The stock issued under the Plan shall consist of the Company's authorized but unissued or reacquired Common Stock. The aggregate number of shares issuable under the Plan is 100,000.

5. Approval of the Plan. The Plan was adopted by the Company's Board of Directors on March 25, 1996.

6. Grant of Common Stock. Each Employee shall receive a grant of Common Stock equal to his or her pro rata share of 100,000 shares of Common Stock (based on the aggregate number of Employees as of March 25, 1997), effective as of March 25, 1997.

7. Vesting. The Common Stock granted under the Plan shall vest immediately.

8. Withholding of Taxes. The Committee will make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority to withhold in connection with any grant of Common Stock under the Plan, including, without limitation, withholding the issuance of all or any portion of the shares of Common Stock until the Employee reimburses the Company for the amount it is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse the Company for the amount it is required to withhold or taking any other action reasonably required to satisfy the Company's withholding obligation.





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9.       Conditions Upon Issuance of Shares.  The Company will not be obligated to sell or issue any shares under the Plan unless the issuance and delivery of shares complies with all provisions of applicable federal and state securities laws and the requirements of the American Stock Exchange.

         As a condition to the grant of Common Stock under the Plan, the Company may require the Employee to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

         The Company will not be liable for refusing to sell or issue any shares under the Plan if the Company cannot obtain authority from the appropriate regulatory bodies deemed by the Company to be necessary to lawfully sell or issue such shares.

10. Restrictions on Shares. Shares of Common Stock issued pursuant to the Plan will be subject to restrictions on transfer under applicable federal and state securities laws. The Committee may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable.

11. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Common Stock under the Plan will give any Employee the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any such person with or without cause.

12. GOVERNING LAW. THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF STATE OF DELAWARE AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

13. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision will be fully severable, and the Plan will be construed and enforced as if such provision had never been inserted herein.





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